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                                                                    EXHIBIT 99.1

Company Press Release

  St. John Knits Receives Definitive Offer For $28 Per Share From Group Led by
                            Founder And CEO Bob Gray

IRVINE, California--Dec. 8, 1998--St. John Knits Inc. (NYSE: SJK), today announced that its Board of Directors has formed an independent committee to evaluate a definitive proposal it has received from company founder, Chairman, and Chief Executive Officer Bob Gray and his family to buy the company's outstanding shares not owned by the Gray family for $28 per share in cash. The proposal represents a premium of approximately 28 percent over Tuesday's closing stock price of 21 15/16 and has a total value of approximately $490 million.

Gray has informed the company that he has received a commitment to provide equity financing from Vestar Capital Partners, a private equity investment firm with offices in New York and Denver. Gray and Vestar are working with Chase Manhattan Bank to provide the balance of required financing for the transaction.

In a letter proposing his offer to the Board of St. John Knits, Gray said, "I believe our offer delivers substantial, certain value to shareholders as we undertake a strategy to refocus on our core business lines. After carefully considering the company's business performance this year and evaluating our strategic options for the future, I have concluded that rather than pushing for top-line growth at our historic growth rate of 25 percent per year through further product and market diversification, it is in the company's best long-term interest to slow the growth rate to about 10 percent per year and focus on doing what we do best -- delivering the highest quality merchandise and service to our loyal customers. I believe we can best accomplish this objective as a private company."

St. John Knits designs, manufactures, and markets women's clothing and accessories. The company's products are sold under the St. John, Griffith & Gray, SJK by St. John and Marie Gray trade names. St. John's retail division operates 17 boutiques and nine outlet stores.

Contact:

  St. John Knits, Irvine
  Roger G. Ruppert, 949/863-1171
  or
  Kekst and Company
  Michael Freitag/Jason Lynch
  212/521-4800
  or
  For Vestar Capital Partners
  Clark & Weinstock
  Gene Donati or Kara Fitzsimmons
  212/953-2550

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